Exhibit 10.2

November 8, 2011

VIA ELECTRONIC AND OVERNIGHT MAIL

Gwendolyn Fyfe, M.D.

Re:	Continuation of Consulting Services Agreement

Dear Gwen:

This letter (“Amendment”), when countersigned by you, shall memorialize the terms of your continued consulting arrangement with Pharmacyclics, Inc. (“Pharmacyclics” or the “Company”).   As I outlined in my September 22, 2011 email (“September Email”), and as you and Bob Duggan recently discussed, rather than terminate your existing Consulting Services Agreement pursuant to our earlier discussions, we have agreed that you will continue to act as a consultant for the Company.  The following sets forth the terms and conditions of your continued provision of consulting services:

1.  Sections Incorporated By Reference.  Sections 1, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 16, 18, 19 and 20 of the Consulting Services Agreement (“Original Consulting Services Agreement”) dated as of May 10, 2010 between you and Pharmacyclics, shall be incorporated by reference to this amendment letter.  All other sections shall no longer apply, and shall be replaced by the terms set forth herein.  In the event of a conflict between the Original Consulting Services Agreement and this Amendment, this Amendment shall govern and control.

2.  Term.  Effective September 1, 2011, and for a period of two years until September 30, 2013 (the “Term”), you shall provide consulting services to the Company.

3.  Fee.         (a) You will receive a payment under the Original Consulting Services Agreement in the amount of $25,000 for September 2011, as well as an additional payment of $25,000.  No further amounts shall be due to you under the Original Consulting Services Agreement.

                  (b) The Company shall make a lump sum payment to you of $100.00 upon your execution of this Amendment, in consideration for one hour of consulting services per month during the Term.  To the extent that the Company requires you to provide more than one hour of services per month, the Company shall pay you $450 per hour for all additional hours work.  You shall submit a monthly invoice to the Company not later than the tenth (10th) day of each month.  Provided such invoice is submitted, the Company shall pay you no later than the last day of the month in which such invoice is submitted.

November 8, 2011

4.  Continuation of Options.  In connection with the Original Consulting Services Agreement, you received the options listed on Schedule A hereto (the “Consulting Options”), in connection with your initial appointment to the Board of Directors of the Company, you received the options listed on Schedule B-1 hereto (the “Initial Board Options”) and in connection with your continued service on the Board of Directors of the Board of Directors, you received the options listed on Schedule B-2 hereto and shall receive options in accordance with the Company’s policy on Board compensation for the Company’s next Board meeting to be held during the fourth calendar quarter of 2011 (solely to the extent held prior to the next Annual Meeting of Stockholders), whether or not you attend such meeting (collectively, the “Quarterly Board Options”).  In consideration for entering into this Agreement, you hereby agree with the Company as follows:

(a)  The Consulting Options originally vested in forty-eight (48) equal monthly installments.  The Consulting Options shall continue to vest through November 30, 2011 and all Consulting Options not then vested shall be terminated and no further force and effect and shall be forfeited back to the Company and you shall have no further rights in or to such unvested Consulting Options or the shares of common stock thereunder, as set forth on Schedule A.  In accordance with Sections 12.3 and 14.2 of the Company’s 2004 Equity Incentive Award Plan, as amended through the date hereof (the “2004 Plan”), and notwithstanding any provisions contained in the option agreements with respect to the Consulting Options or any other provision in the 2004 Plan, all Consulting Options not terminated as provided above in this paragraph 4(a) shall remain exercisable up to the second anniversary of this Amendment, or if this Amendment is terminated prior to the end of its Term, then such Consulting Options not terminated as provided above in this paragraph 4(a) shall remain exercisable for three months following the date of the termination, but in no event following the second anniversary of the Amendment, and in either case following such date all such unexercised Consulting Options shall be terminated and no further force and effect shall be forfeited back to the Company and you shall have no further rights in or to such unexercised Consulting Options or the shares of common stock thereunder.

(b)  The Initial Board Options originally vested in five equal annual installments.  The Initial Board Options shall continue to vest up to the Company’s next Annual Meeting of Stockholders and all Initial Board Options not then vested shall be terminated and no further force and effect and shall be forfeited back to the Company and you shall have no further rights in or to such unvested Initial Board Options or the shares of common stock thereunder, as set forth on Schedule B-1.  In accordance with Sections 12.3 and 14.2 of the 2004 Plan and notwithstanding any provisions contained in the option agreements with respect to the Initial Board Options or any other provision in the 2004 Plan, all Initial Board Options not terminated as provided above in this paragraph 4(b) shall remain exercisable up to the third anniversary of the Company’s next Annual Meeting of Stockholders and following such date all such unexercised Initial Board Options shall be terminated and no further force and effect and shall be forfeited back to the Company and you shall have no further rights in or to such unexercised Initial Board Options or the shares of common stock thereunder.

November 8, 2011

(c)  All Quarterly Board Options vest upon grant.  In accordance with Sections 12.3 and 14.2 of the 2004 Plan and notwithstanding any provisions contained in the option agreements with respect to the Quarterly Board Options or any other provision in the 2004 Plan, all Quarterly Board Options shall remain exercisable up to the third anniversary of the Company’s next Annual Meeting of Stockholders and following such date all such unexercised Quarterly Board Options shall be terminated and no further force and effect and shall be forfeited back to the Company and you shall have no further rights in or to such unexercised Quarterly Board Options or the shares of common stock thereunder.

You also hereby agree not to exercise and/or sell any shares of common stock of the Company underlying any outstanding options or any other shares of common stock of the Company owned by you for a period beginning on the date hereof and continuing for six months following the date on which you cease to be a director.

5.  Mutual Non-Disparagement.

(a)  You agree that, during the period beginning on the date hereof and terminating on the third anniversary of the Company’s next Annual Meeting of Stockholders neither you nor any of your affiliates or associates will, and you will cause each of your affiliates and associates not to, directly or indirectly, in any capacity or manner, make, express, transmit speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its directors, officers, affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives.

(b)  The Company hereby agrees that, during the period beginning on the date hereof and terminating on the third anniversary of the Company’s next Annual Meeting of Stockholders, neither it nor any of its affiliates will, and it will cause each of its affiliates not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, you or your agents or representatives (collectively, your “Representatives”), or to malign, harm, disparage, defame or damage the reputation or good name of you or your Representatives.

(c)  Notwithstanding the foregoing, nothing in this Section 5 or elsewhere in this Agreement shall prohibit either you or the Company from making any statement or disclosure required under the federal securities laws or other applicable laws.

November 8, 2011

6.  Termination.  This Amendment may be terminated by you during the Term upon thirty (30) days prior written notice.  The Company may terminate this Amendment during the Term provided all of the following have occurred: (a) the Company determines you are in breach of any of the material terms of this Amendment, (b) the Company provides with written notice and thirty (30) days to cure such breach, if such breach is curable, and (c) you fail to cure such breach within the thirty (30) day cure period; provided, however, that if such breach shall require more than thirty (30) days to cure, you shall have reasonable additional time so long as you have commenced and are diligently pursuing a cure.

Sincerely, Pharmacyclics, Inc.

By:	/s/ Ramses Erdtmann
	Name:	Ramses Erdtmann
	Title:	VP Finance

Agreed to, accepted and understood,

/s/ Gwendolyn Fyfe, M.D.
Gwendolyn Fyfe, M.D.

November 8, 2011

SCHEDULE A
ORIGINAL CONSULTING SERVICES AGREEMENT OPTIONS

Date of Grant	Shares Underlying Options	Options Vested Through the Date of this Agreement	Additional Options Vested Through November 30, 2011	Options Which Terminate Pursuant to this Agreement
May 10, 2010	210,000	74,375	4,375	131,250
May 19, 2010	90,000	31,875	1,875	56,250
October 14, 2010	30,000	7,500	625	21,875

November 8, 2011

SCHEDULE B-1
INITIAL BOARD OPTIONS

Date of Grant	Shares Underlying Options	Options Vested Through the Date of this Agreement	Additional Options Vested Through Company’s next Annual Meeting of Shareholders	Options Which Terminate Pursuant to this Agreement
December 9, 2010	10,000	0	2,000	8,000
December 13, 2010	20,000	0	4,000	16,000

SCHEDULE B-2
QUARTERLY BOARD OPTIONS

Date of Grant	Shares Underlying Options	Options Vested Through the Date of this Agreement	Additional Options Vested Through Company’s next Annual Meeting of Shareholders	Options Which Terminate Pursuant to this Agreement
April 1, 2011	3,743	3,743	0	0
July 1, 2011	2,126	2,126	0	0
October 3, 2011	2,652	2,652	0	0